 Press Release: September 25, 2001

PACEL CORP. DELAYS SEPTEMBER 28, 2001 ANNUAL MEETING

Manassas, VA---September 25, 2001 -- David E. Calkins, President and CEO of PACEL Corp. (OTC BB: PLRP), stated today: "As a result of the September 11 terrorist attacks, materials, that were to have been delivered to our stockholders were delayed. Therefore to give our stockholders enough time to digest the information and return their ballots, the Board of Directors of PACEL Corp. is delaying the Annual Meeting until October 12, 2001." Mr. Calkins went on to say: "We thank you for your understanding and look forward to your continued support and the success of PACEL Corp."

The Annual Stockholders Meeting will now be held on October 12, 2001, at 10 a.m. Eastern Time at the PACEL Corp. offices located at 8870 Rixlew Lane, Suite 201, Manassas, VA 20109.

The "Pacesetter" in Internet security, PACEL Corp. is a software development company headquartered near Washington, D.C. The company produces the ChildWatch family of Internet filtering and PC security products, the patent-pending e-Centurion PC Protection system, and other software for business and the home. Further information about PACEL and its products will be found at www.pacel.com.

FORWARD-LOOKING STATEMENTS

When used in this document and in our filings with the Securities and Exchange Commission, in our press releases, or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from our historical results and those we presently anticipate or project. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Various factors could affect our financial performance and cause our actual results to differ materially from any opinions or statements we express with respect to future periods in any current statements. These factors include, but are not limited to, the following: increases in our operating expenses outpacing our revenues; our inability to expand our sales and distribution channels, the failure of strategic relationships to implement and protect our software products, the failure of third parties to develop software components necessary for the integration of applications using our software; and the use of our intellectual property by others.

SOURCE: PACEL Corp. Contacts for PACEL Corp.: Lisa B. Smith Director, Business Development investmore@pacel.com	Investor Relations: David E. Calkins (703) 257-4759 e-mail: lbsmith@pacel.com